EXHIBIT 4.10

                              AMENDMENT NO. 3
                                ASHLAND INC.
                  LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN

         WHEREAS, Ashland Inc. (formerly known as Ashland Oil, Inc. prior to January 28, 1995) first established the Ashland Inc. Leveraged Employee Stock Ownership Plan (the "Plan"), effective October 1, 1985, for the benefit of the employees of the Sponsoring Company and of the Participating Companies eligible to participate therein; and
         WHEREAS, the Plan was last amended and restated generally effective October 1, 1997 and said restatement reserved to Ashland Inc. the power and authority to further amend the Plan;
         NOW, THEREFORE, Ashland Inc. does hereby further amend the Plan effective August 1, 2005 for the Plan Year that ends in calendar year 2005, in accordance with the following terms and conditions:

         1. Effective August 1, 2005 for the Plan Year that ends in calendar year 2005, Section 2.1(y) is changed in its entirety to read as follows:

         (y) "Qualified Member" shall, effective for the Plan Year ending in calendar year 2005, mean a Member who is at least age 45 by the end of a calendar year within which ends a Plan Year that is in the Qualified Election Period. A Qualified Member must be an Employee at the time the diversification election under Section 7.5 of the Plan is made and must still be an Employee on the date that the amount subject to such a diversification election is transferred from this Plan. For these purposes, a Member who is deemed not to have incurred a Termination of Employment shall be considered to be an Employee.

         2. Effective August 1, 2005 for the Plan Year that ends in calendar year 2005, Section 7.5(a) is changed in its entirety to read as follows:

         (a) Election by Qualified Member. Effective for the Plan Year ending in calendar year 2005, each Qualified Member shall be permitted to direct the Plan (as prescribed under (b) and (c) below) as to the investment of 50 percent of the shares of Common Stock allocated to his Non-Offset Account and 50 percent of the shares of Common Stock allocated to his PAYSOP Account (as determined under (d) below) during the period beginning on July 15 and ending on the immediately following October 15 for the Plan Year in which falls such July 15 and which is part of such Qualified Member's Qualified Election Period. The
                  Sponsoring Company may prescribe another period of time during which such elections may be made that is permissible under law. In addition to the amounts identified above, each Qualified Member shall also be permittedto direct the Plan as to the investment of:
                  (i) 50% of the shares of Common Stock allocated to his PAYSOP Account and 100% of the of the shares of Common Stock allocated to his Non-Offset Account attributable to in-kind stock dividends that were used to acquire Common Stock; and
                  (ii) 50% of the shares of Common Stock allocated to his PAYSOP Account and 100% of the of the shares of Common Stock allocated to his Non-Offset Account attributable to cash dividends paid on in-kind stock dividends that were paid to his Common Stock Account.
Elections hereunder can only be made for the percentage of shares of Common Stock allocated to the particular Non-Offset Account and PAYSOP Account (as determined under (d) below); such elections cannot be made for any lesser or greater percentage of such Common Stock; and such elections shall, subject to the applicable limits prescribed in (d) below, apply equally to both such Accounts.

         3. Effective August 1, 2005 for the Plan Year that ends in calendar year 2005, Section 7.5(d) is changed in its entirety to read as follows:

         (d)      Determination   of  Amount  Subject  to   Diversification
                  Requirements.   The  portion  of  a  Qualified   Member's
                  Non-Offset Account and PAYSOP Account subject to the investment direction provided under (a) above for all Plan Years in the Qualified Election Period shall be equal to (1) 50 percent of the total number of shares of Common Stock allocated to each such Qualified Member's Non-Offset Account and PAYSOP Account as of September 30 of the Plan Year to which the investment direction relates (determined separately for each such Account), plus any shares of Common Stock that were subject to a prior investment direction pursuant to the provisions of this Section 7.5 (also determined separately for each such Account), less, (2) the number of shares of Common Stock previously subject to an investment direction under this Section 7.5, determined separately for each such Account. For purposes of determining the number of shares of Common Stock subject to an investment direction, the number of shares derived from the foregoing may be rounded to the nearest whole integer. For these purposes, shares of Common Stock allocated to a Member's Non-Offset Account which are invested pursuant to an election hereunder shall be deemed to first consist of shares of Common Stock allocated to such Member's Common Stock Account which were acquired by the Plan after December 31, 1986. Effective for the Plan Year ending in calendar year 2005, the portion of a Qualified Member's Non-Offset Account and PAYSOP Account subject to the investment direction provided under (a) above for all Plan Years in the Qualified Election Period shall also include (1) for the Non-Offset Account 100 percent and for the PAYSOP Account 50 percent of the total number of shares of Common Stock attributable to in-kind stock dividends or cash dividends on in-kind stock dividends allocated to each such Qualified Member's Non-Offset Account and PAYSOP Account as of September 30 of the Plan Year to which the investment direction relates (determined separately for each such Account), plus any such shares of Common Stock that were subject to a prior investment direction pursuant to the provisions of this Section 7.5 (also determined separately for each such Account), less,
                  (2) the number of such shares of Common Stock previously subject to an investment direction under this Section 7.5, determined separately for each such Account. For purposes of determining the number of shares of Common Stock subject to an investment direction, the number of shares derived from the foregoing may be rounded to the nearest whole integer.

         IN WITNESS WHEREOF, the Sponsoring Company has caused this Amendment No. 3 to the Plan to be executed this 2nd day of August, 2005.


ATTEST:                              ASHLAND INC.



/s/ David L. Hausrath                   By: /s/ Susan B. Essler
-------------------------------           ----------------------------------
          Secretary                       Vice President, Human Resources